UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   DOAN, JEFFERY P
   60 LA PERLA
   FOOTHILL RANCH, CA  92610-1715
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   JANUARY 1, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT OF INFORMATION SYSTEMS
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                               |5,000 SHARES          |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
EMPLOYEE INCENTIVE STOCK|(1)      |4/06/07  |COMMON STOCK           |2,000 SHA|$ 21.50   |D            |                           |
 OPTION (RIGHT TO BUY)  |         |         |                       |RES      |          |             |                           |
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EMPLOYEE INCENTIVE STOCK|(2)      |11/30/07 |COMMON STOCK           |2,500 SHA|$ 22.625  |D            |                           |
 OPTION (RIGHT TO BUY)  |         |         |                       |RES      |          |             |                           |
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EMPLOYEE INCENTIVE STOCK|(3)      |12/01/08 |COMMON STOCK           |10,000 SH|$ 19.50   |D            |                           |
 OPTION (RIGHT TO BUY)  |         |         |                       |ARES     |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  The option vests in five equal installments beginning on April 7,
1998.
(2)  The option vests in five equal installments beginning on December 1,
1998.
(3)  The option vests in five equal installments beginning on December 2,
1999.
SIGNATURE OF REPORTING PERSON
/s/  JEFFERY P. DOAN
DATE
JANUARY 5, 1999